Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a person who will be appointed to the Board of Directors of FullPAC, Inc., a Nevada corporation (the “Company”), and to all other references to me, in the Company’s Offering Statement on Form 1-A filed with the U.S. Securities and Exchange Commission under the Securities Act, and any and all amendments (including post-qualification amendments) to such Offering Statement (collectively, the “Offering Statement”). I also consent to the filing of this consent as an exhibit to the Offering Statement.

/s/ Robert Steele

Robert Steele

Dated: September 8, 2025